Exhibit 99.1
March 24, 2017
The RMR Group LLC
Two Newton Place
255 Washington Street
Newton, MA 02458

Ladies and Gentlemen:
Reference is made to the Second Amended and Restated Business Management Agreement, dated as of June 5, 2015 (the “SNH Business Management Agreement”), by and between Senior Housing Properties Trust (the “Trust”) and The RMR Group LLC (the “Manager”). Capitalized terms used herein and not otherwise defined in this letter are used with the meanings ascribed to such terms in the SNH Business Management Agreement.
The purpose of this letter is to confirm our understanding and agreement as follows:
1.    Notwithstanding anything to the contrary in the Asset Management Agreement (the “Vertex Subsidiary Agreement”) between the Manager and SNH Fan Pier Inc., for the Trust’s property located at 50 Northern Avenue and 11 Fan Pier Boulevard, Boston, Massachusetts (the “Property”), the terms and conditions of the SNH Business Management Agreement will control the rights and obligations of the Trust and the Manager, as between themselves, including, without limitation, the fees payable, the term of the business or asset management arrangement, the conditions for (and amounts payable upon) termination, and the resolution of disputes.
2.    Any fees paid under the Vertex Subsidiary Agreement will be credited against amounts due from the Trust under the SNH Business Management Agreement.
3.    There will be no adjustment to the Trust’s historical cost in the Property for the purposes of determining “Average Invested Capital” as a result of the joint venture transaction.
If the foregoing accurately reflects our understandings and agreements, please confirm your agreement by signing below where indicated and returning a copy of this letter so signed to me.
Very truly yours,

/s/ David J. Hegarty

David J. Hegarty
President and Chief Operating Officer

The RMR Group LLC
March 24, 2017

Acknowledged and agreed:
The RMR Group LLC
/s/ Jennifer B. Clark
Jennifer B. Clark
Executive Vice President and General Counsel